HIGHLY CONFIDENTIAL


PROJECT BUDDHA


PRESENTATION TO THE BOARD OF DIRECTORS






October 12, 1998

TABLE OF CONTENTS
________________________________________________________________________________

        SECTION     TITLE

            I.      Transaction Overview
                            A. Parties to the Transaction
                            B. Transaction Summary
                            C. Recent Events
                            D. Rationale

            II.     Company Overviews
                            A. CST/TLC Overview
                            B. Weatherford Overview

            III.    Valuation of TLC
                            A. Comparable Transactions
                            B. Alternative Transaction
                            C. Transaction Consideration Analysis

            IV.     Historical Market Value Analysis

            V.      Liquidity Analysis

                    Appendix
                            A. Comparable Transactions
                            B. Shareholder Profile
                            C. Price/Volume Graphs

                            I. TRANSACTION OVERVIEW

                         A. PARTIES TO THE TRANSACTION

TRANSACTION OVERVIEW
________________________________________________________________________________
PARTIES TO THE TRANSACTION

CST: CST ("CST" or the "Company"), through its wholly-owned subsidiary TLC, provides public refrigerated and non-refrigerated warehousing, transportation and logistic services primarily to the food producing and manufacturing industries. At October 6, 1998, CST owned 3,897,462 shares of Weatherford, representing a 4.0% ownership position in Weatherford./(1)/

WEATHERFORD:   Weatherford  ("Weatherford") is an international manufacturer and supplier of oilfield  equipment.  Weatherford  has a  diversified presence in the exploration, production, and transmission sectors of the oil and gas industry  through its role as service provider
               and  equipment  manufacturer.   The  Company  operates  in  three
               industry segments:  oilfield services,  oilfield products and gas compression.
_______________
(1) Source: CST management

TRANSACTION OVERVIEW
________________________________________________________________________________
PARTIES TO THE TRANSACTION

TLC: TLC ("TLC") is a wholly-owned subsidiary of CST that provides full service public and contract warehousing and logistic services for all ranges of refrigerated and ambient temperatures. TLC's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment.

LUBAR INC.:    Lubar  Inc.  ("Lubar")  is  a  Venture  Capital firm owned by Mr.
               Lubar, William T. Donovan and Mr. Lubar, Jr. - all of whom are current Board members of CST. Lubar has formed C-2, Inc. for the purpose of acquiring two-thirds of the equity of TLC.

C-2, INC.:     C-2, Inc. ("C-2") is  a  wholly-owned  special purpose subsidiary of Lubar, Inc. C-2 will be the vehicle by which the existing public shareholders of CST will own an interest in TLC if they so elect.

MR. LUBAR:     Mr.  Lubar  is  the Chairman and Chief Executive  Officer of CST.
               He    currently    controls    approximately    52%/(1)/ of   the
               outstanding  shares of CST. In  addition,  he is a  principal  of
               Lubar Inc. and he serves as a director of Weatherford.
_______________
(1) Source: Proxy dated July 13, 1998.

                             B. TRANSACTION SUMMARY

TRANSACTION OVERVIEW
________________________________________________________________________________
TRANSACTION SUMMARY

TRANSACTION
   SUMMARY: In the proposed transaction (the "Transaction"), CST will cause TLC to increase borrowings from the bank group and upstream $23.4 million in cash to CST ($20 million as a dividend and $3.4 million as repayment of intercompany debt). CST will then purchase $10.0 million of Weatherford shares in the open market to be distributed to CST Shareholders (the "Mandatory Purchase"). Under certain conditions, CST may be obligated to purchase an additional $5.0 million of Weatherford shares to be distributed to CST Shareholders (the "Contingent Purchase").

               CST will then sell two-thirds of the interest in TLC to C-2 for $10,666,667. CST will then merge with and into a wholly-owned subsidiary  of  Weatherford  in  a  transaction  qualifying  as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code.

CONSIDERATION: Each issued and  outstanding  share of CST common stock (the "CST
               Common Stock") will be converted into the right to receive approximately .76 shares of Weatherford plus $4.09 in Cash/(1)/ and the pro rata number of additional Weatherford Shares distributed in the Mandatory Purchase or (Cont'd)
_______________
(1) The Cash is equal to the sum of (i) $20 million to be received in connection with a Dividend payable to CST by TLC, (ii) $10.7 million to be paid to CST in connection with the sale of two-thirds of the interest in TLC to C-2, Inc.,
(iii) $3.3 million to be received by CST in connection with the repayment of intercompany debt and (iv) all other cash of CST at the time of closing less the sum of (i) an amount of cash necessary to pay any CST liabilities and Transaction expenses less the Mandatory Purchase. See "Transaction Consideration Analysis" p. 36.

TRANSACTION OVERVIEW
________________________________________________________________________________
TRANSACTION SUMMARY

CONSIDERATION
  CONT'D: approximately .76 shares of Weatherford plus $3.12 Cash/(1)/ and the pro rata number of additional Weatherford Shares distributed in the Mandatory Purchase and the Contingent Purchase.

CONTINGENT PURCHASE
 CIRCUMSTANCE: If at the time of  closing,  the price  per share of  Weatherford
               Stock is between $19.00 and $14.00, CST is required to exercise such portion of the Contingent Purchase necessary to allow the Merger to be treated as a "tax free" reorganization under the Internal Revenue Code. The minimum price under which the transaction will close is $14.00.

ORIGINAL
  AGREEMENT:   In the Original  Agreement,  $10.0  million was to be left in CST according  to the  terms of the  merger,  and net of  liabilities which might arise,  $10.0 million was payable to CST shareholders
               five  years  after  the  Transaction   closed.   In  the  current
               agreement,  the $10.0  million will  instead  fund the  Mandatory
               Purchase.  In the Original  Agreement,  there was no Mandatory or
               Contingent Purchase.
_______________
(1) The Cash is equal to the sum of (i) $20 million to be received in connection with a Dividend payable to CST by TLC, (ii) $10.7 million to be paid to CST in connection with the sale of two-thirds of the interest in TLC to C-2, Inc.,
(iii) $3.3 million to be received by CST in connection with the repayment of intercompany debt and (iv) all other cash of CST at the time of closing less the sum of (i) an amount of cash necessary to pay any CST liabilities and Transaction expenses less the Mandatory Purchase less the Contingent Purchase. See "Transaction Consideration Analyst" p. 36.

TRANSACTION OVERVIEW
________________________________________________________________________________
TRANSACTION SUMMARY

STOCK/CASH
  ELECTION:    Each CST shareholder will be given the opportunity to participate in the two-thirds  sale of TLC to C-2 via an election to purchase
               C-2 stock. With respect to the Cash portion of the Consideration, each CST shareholder will be required to make an election
               (assuming the Contingent Purchase is not exercised) to receive either (i) cash or (ii) cash and C-2 stock prior to the effective date of the Transaction.

PUT OPTION:    Weatherford  will  receive from C-2 a put option to sell its one-
               third   ownership  position  in  TLC to C-2 for $7.1 million five
               years from the effective date of the Transaction.

TAX
 CONSEQUENCES: Weatherford  must hold TLC for a minimum of five years  after the
               Transaction (except in accordance with the Participation Rights) in order to meet the continued business interest requirement pursuant to Section 368 (a) of the Internal Revenue Code of 1986, as amended. The Weatherford shares will be received tax-free by the CST Shareholders, while all proceeds of any cash distribution to CST Shareholders would be subject to capital gains tax to the extent the cash and the value of the Weatherford shares received by the CST shareholders exceed the shareholders' basis in CST.

PARTICIPATION
  RIGHTS: In the event that C-2 proposes a sale of its interest in TLC to an unrelated third party, Weatherford will have the right to participate in that sale (i.e. Weatherford has the right to sell its interest in TLC at the same time.)

TRANSACTION OVERVIEW
________________________________________________________________________________
TRANSACTION SUMMARY
                             +------------------+
                            /| CST Shareholders |\
                           / +------------------+ \
                          /            |           \
                         /             |            \ 3,897,462 Weatherford
          C-2 Purchase  /              |             \  Shares+Net Cash balance
             Option    /               |              \  of CST+Mandatory
                      /                |               \  Purchase+Contingent
                     /                 |                \  Purchase (if
                    /  $10.7MM+        |                 \  exercised).
                   /   Indemnity+      |                  \
+------------------+   5-Yr. Put    +-----------------+    \  +----------------+
|                  |----------------|                 |\    \ |                |
|     C-2, INC.    | 2/3 Equity of  |      CST        | \    \|   WEATHERFORD  |
|                  |     TLC        |                 |  \    |                |
|                  |----------------|                 |   \   +----------------+
+------------------+                +-----------------+    \            |
                                     |    |   |    |        \           |
                                     |    |   |    |         \          |
                                     |    |   |    |          \         |
                    Mandatory (and   |    |   |    |    Merged \Into    |
                Contingent Purchase) |    |   |    |            \       |
           +-------------------------+    |   |    |             \      |
           |                              |   |    |            +--------------+
+------------------+                      |   |    |            |     CST      |
|                  |                      |   |    |            |  ACQUISITION |
|     WEATHERFORD  |                      |   |    |            +--------------+
|    OPEN MARKET   |----------------------+   |    |
+------------------+  $10.0 million of        |    | The merger conveys CST's
                      WFT Shares (and         |    | remaining assets which are
                      contingent $5.0         |    | 3,897,482 Weatherford
                       million of WFT         |    | Shares + Mandatory Purchase
                        Shares)               |    | and if exercised Contingent
                                              |    | Purchase+ Net Cash balance
                                              |    | of CST+ 1/3 Equity of TLC
                                              |    | + Indemnity + 5-Yr. Put to
                $3.3. mil. debt repayment +   | ---+---- Sell 1/3 of TLC to C-2
                $20 mil. cash dividend  ------  |      |
                                                |      |
                                +------------------+ +--------------------+
                                |                  | |                    |
                                |       TLC        | |      3,897,462     |
                                |  (wholly-owned   | | Weatherford Common |
                                |    CST sub.)     | |       Shares       |
                                |                  | | (100% owned by CST)|
                                +------------------+ +--------------------+

                                C. RECENT EVENTS

TRANSACTION OVERVIEW
________________________________________________________________________________
RECENT EVENTS

- On August 17, 1998 at a special meeting of CST's shareholders, the merger between CST and Weatherford pursuant to an agreement dated December 12, 1997 was approved. The Merger was not consummated because the decrease in the price of Weatherford stock from $46.38 on December 12, 1997 (the last trading date prior to a public announcement of the Merger) to below $30.00 prevented the Merger from being treated as a "tax free" reorganization under the Internal Revenue Code thereby leaving unsatisfied a material condition to the closing of the merger.

-              On May 27,  1998,  a  merger  between  EVI Inc.  and  Weatherford
               Enterra Inc. was completed. The combined entity, Weatherford International, Inc., trades on the New York Stock Exchange under the symbol "WFT." EVI Inc. completed its buyout of Weatherford Enterra Inc. for $2.77 billion. The transaction was accounted for as a pooling of interests, whereby Weatherford Enterra Inc.'s stockholders received 0.95 shares of newly issued shares of Weatherford International, Inc. common stock for each Weatherford Enterra common share.

TRANSACTION OVERVIEW
________________________________________________________________________________
LTM STOCK PRICE CHART FOR WEATHERFORD AND CST

                               [Graphic Omitted]

Graph depicting last twelve months stock price for Weatherford and CST Daily from October 7, 1997 to October 6, 1998 expressed as percent with Weatherford 100 = 66.125 and CST 100 = 46.375.

Source: IDD Information Services/Trade line

TRANSACTION OVERVIEW
________________________________________________________________________________
LTM STOCK PRICE CHART FOR WEATHERFORD AND CST

                               [Graphic Omitted]

Chart depicting last twelve months Stock Price for Weatherford and CST Daily from October 7, 1997 to October 6, 1998 expressed in dollars

Source: IDD Information Services/Tradeline

                                  D. RATIONALE

TRANSACTION OVERVIEW
________________________________________________________________________________
RATIONALE

               CST Shareholders will receive consideration, which represents a 12.3% premium/(1)/ on a per share basis to CST shareholders' current per share market value.

               CST  Shareholders  will  receive   Weatherford  Common  Stock  in
               exchange for CST Common Stock on a tax-free basis.

               The Transaction eliminates $20.8 million/(2)/ in capital gains tax which would be realized at the CST corporate level in a liquidation.

               The Transaction significantly enhances liquidity for current CST Shareholders.

               The Transaction allows for meaningful realization of value in CST's TLC subsidiary.

               The Transaction allows current shareholders of CST to have a direct investment in Weatherford Common Stock.

               The Transaction allows current shareholders of CST to participate in the TLC business on the same terms as management.

______________
(1)  See "Transaction Consideration Analysis," pg. 35.
(2) Assumes a Weatherford share price of $18.75 (as of 10/7/98). See "Tax Liability Comparison," pg. 33.

                             II. COMPANY OVERVIEWS

                              A. CST/TLC OVERVIEW

COMPANY OVERVIEWS
________________________________________________________________________________
CST/TLC OVERVIEW

               CST, headquartered in Milwaukee, Wisconsin, is primarily engaged in providing public refrigerated and non-refrigerated warehousing and logistic services. CST's principal businesses/assets include 3,897,462 shares of Weatherford Common Stock and TLC.

               TLC provides full service public and contract warehousing, as well as logistic services in all ranges of refrigerated and ambient temperatures.

               TLC  also  provides  a  full  range  of   international   freight
               management services, fully computerized inventory management, repackaging and just-in-time production supply services.

               TLC's customers are primarily national, regional and local firms engaged in food processing, consumer product manufacturing, wholesale distribution and retailing.

               TLC's refrigerated distribution centers are located in Rochelle, Illinois; Beaver Dam, Wisconsin; Wauwatosa, Wisconsin; Holland, Michigan; and Kalamazoo, Michigan.

COMPANY OVERVIEWS
________________________________________________________________________________
CST/TLC OVERVIEW

               In addition to the refrigerated distribution centers described above, TLC operates a national network of owned and leased dry distribution centers (non-refrigerated) which comprise approximately 900,000 square feet of storage capacity. TLC's dry distribution centers are located in Zeeland and Kalamazoo, Michigan; Munster, Indiana; South Brunswick, New Jersey; and Bayamon, Puerto Rico.

               Competition in integrated logistic services is both on a national and local basis with a predominant emphasis on transportation services. At present, there are no direct competitors that provide the same type of warehousing and transportation services as TLC. Each of TLC's individual business segments, however, is highly fragmented with many local, regional and national competitors (especially those in the transportation and dry warehousing industries). TLC's competitive edge is its ability to provide fully integrated logistic services designed for its customers' distribution needs and the utilization of its network of strategically-located refrigerated and dry distribution centers.

COMPANY OVERVIEWS
________________________________________________________________________________
CST/TLC OVERVIEW
(In thousands, except per share data)

                                CST CONSOLIDATED
                                ----------------

MARKET VALUE DATA:

RECENT PRICE (AS OF 10/7/98):      $18.00

52 WEEK HIGH:                 $     46.56

        LOW:                  $     17.38

SHARES OUTSTANDING/(2)/:            5,149

EQUITY MARKET VALUE:          $    92,688

NET DEBT (AT 6/30/98):             24,825
                                 --------
UNLEVERAGED MARKET VALUE:        $117,513
                                 ========


HISTORICAL OPERATING DATA:

                              YEARS ENDED JUNE 30,
               --------------------------------------------------
                 1995/(1)/     1996         1997         1998
                 ----          ----         ----         ----
Revenue        $126,881      $77,170      $84,208       $90,179

EBITDA           18,531       11,380       11,734        12,436

Net Income        5,062        3,603/(3)/   6,663/(3)/    6,007/(3)/
______________
(1)  Data  includes  operating  results  of  Prideco,   which  was  merged  into
     Weatherford in June 1995. Prideco contributed approximately $55.2 million and $47.1 million in revenues and cost of goods sold in fiscal 1995, respectively.
(2)  Fully-diluted calculated using the treasury stock method.
(3)  Includes results of Weatherford accounted for under the equity method.

COMPANY OVERVIEWS
________________________________________________________________________________
CST/TLC OVERVIEW

(In thousands)

                                         TLC STAND-ALONE HISTORICAL OPERATING DATA/(1)/
                                                                        FISCAL YEAR ENDED JUNE 30,
                                                      ----------------------------------------------------------
                                                        1993      1994      1995      1996      1997      1998
                                                      -------   --------  --------  --------  --------  --------
WAREHOUSING AND LOGISTIC REVENUE                      $15,190    $42,355   $71,030   $77,884   $84,208   $90,179

COSTS & EXPENSES:

  WAREHOUSING AND LOGISTICS EXPENSE                     4,942     29,877    51,449    59,998    64,786    70,052
  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE           3,721      3,581     6,136     5,849     6,409     6,659
                                                      -------   --------  --------  --------  --------  --------
OPERATING INCOME                                        6,527      8,897    13,445    12,037    13,013    13,469

OTHER EXPENSE:

  INTEREST EXPENSE, NET                                 2,176      2,763     3,137     2,936     2,976     2,614
  DEPRECIATION                                          3,134      4,126     5,730     6,188     6,540     6,394
  LOSS ON DISPOSAL OF ASSETS                              -           -         -         -      1,036       325
  OTHER EXPENSES                                          241        387       291       302       753       154
                                                      -------   --------  --------  --------  --------  --------
PRE-TAX INCOME                                            976      1,621     4,287     2,611     1,707     3,981

PROVISION FOR INCOME TAXES                                391        627     1,724     1,075       695     1,589
                                                      -------   --------  --------  --------  --------  --------
NET INCOME                                               $585       $994    $2,563    $1,536    $1,011    $2,393
                                                      =======   ========  ========  ========  ========  ========

EBIT                                                   $3,152      $4,384   $7,424    $5,547    $5,719    $6,920
  EBIT Margin                                             21%         10%      10%        7%        7%        8%
EBITDA                                                 $6,286      $8,511  $13,154   $11,734   $12,260   $13,315
  EBITDA Margin                                           41%         20%      19%       15%       15%       15%

_______________
(1)  Source:  CST Management

COMPANY OVERVIEWS
________________________________________________________________________________
CST/TLC OVERVIEW

(In thousands)

                                            TLC STAND-ALONE PROJECTED OPERATING DATA/(1)/
                                                                      FISCAL YEAR ENDED JUNE 30,
                                                  ----------------------------------------------------------
                                                   ACTUAL    BUDGET
                                                    1998      1998      1999      2000      2001      2002
                                                  -------   --------  --------  --------  --------  --------
WAREHOUSING AND LOGISTIC REVENUE                  $90,179   $97,356   $106,713  $112,638  $118,223  $124,323

COSTS & EXPENSES:
     WAREHOUSING AND LOGISTICS EXPENSE             70,052    75,262     83,043    87,675    92,219    97,178
     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE    6,659     7,268      6,670     6,695     7,002     7,338
                                                  -------   --------  --------  --------  --------  --------
OPERATING INCOME                                   13,469    14,826     17,000    18,268   19,002     19,807

OTHER EXPENSE:

     INTEREST EXPENSE, NET/(2)/                     2,614     4,617      4,490     3,950    3,368      2,695
     DEPRECIATION                                   6,394     7,615      7,449     7,171    6,968      6,785
     LOSS ON DISPOSAL OF ASSETS                       325        -         -         -         -         -
     OTHER EXPENSE                                    154       338      1,500     1,000    1,000      1,000
                                                  -------   --------  --------  --------  --------  --------

PRE-TAX INCOME                                      3,981     2,256      3,561     6,147    7,666      9,327

PROVISION FOR INCOME TAXES                          1,589       857      1,353     2,336    2,913      3,544
                                                  -------   --------  --------  --------  --------  --------

NET INCOME                                        $2,393     $1,399     $2,208    $3,811   $4,753     $5,783
                                                  =======   ========  ========  ========  ========  ========

EBIT                                              $6,920    $6,873      $8,051   $10,097   $11,034    $12,022
     EBIT Margin                                      8%        7%          8%        9%         9%       10%
EBITDA                                           $13,315   $14,488     $15,500   $17,268   $18,002    $18,807
     EBITDA Margin                                   15%       15%         15%       15%        15%       15%

_______________
(1)  Source:  CST Management
(2) Actual 1998 interest is lower than the Budget because the borrowing which was anticipated in the Budget did not occur.

                            B. WEATHERFORD OVERVIEW

COMPANY OVERVIEWS
________________________________________________________________________________
WEATHERFORD OVERVIEW

               Weatherford has a solid manufacturing base and comprehensive product line including drill pipe and premium casing and tubing, completion, and artificial lift equipment. The Company has a diversified international presence in the exploration, production, and transmission sectors of the oil and gas industry through its role as service provider and equipment manufacturer. The Company operates in three industry segments: oilfield services, oilfield products and gas compression.

               The Company's products are used in the exploration and production of oil and natural gas and it is currently the largest manufacturer and supplier of drill pipe in the world, the largest manufacturer of premium tubulars in North America and among the largest manufacturers of rod lift equipment in the world.

               Income from continuing operations for fiscal 1997 was $196.8 million, or $2.01 per share, from revenues of $1,969.1 million, as compared to income from continuing operations for fiscal 1996 of $92.2 million, or $1.01 per share, from revenues of $1,467.3 million.

COMPANY OVERVIEWS
________________________________________________________________________________
WEATHERFORD OVERVIEW

(In thousands, except for per share data)

                                   WEATHERFORD
                                   -----------

MARKET VALUE DATA

RECENT PRICE (AS OF 10/7/98)      $    18.75

52 WEEK HIGH:                     $    73.00

         LOW:                     $    15.00

SHARES OUTSTANDING/(1)/:               97,568

EQUITY MARKET VALUE:               $1,829,394

NET DEBT (AT 6/30/98)                 803,731
                                  -------------
UNLEVERAGED MARKET VALUE:          $2,633,125
                                  =============

HISTORICAL OPERATING DATA:
                                                                    SIX MONTHS ENDED
                          YEARS ENDED DECEMBER 31,                       JUNE 30,
                 ------------------------------------------    -------------------------
                     1995           1996          1997           1997           1998
                 ------------    ----------    ----------      ---------    ------------
Revenue          $1,125,803      $1,467,270    $1,969,089       $980,252    $1,104,293

EBITDA/(2)/         208,705         291,729       480,455        211,408       299,439

Net Income/(3)/      46,405/(4)/     92,161       196,773         83,644       120,652/(5)/

_______________
(1)  Fully-diluted calculated using the treasury stock method.
(2) EBITDA is calculated by taking the restated combined operating income for Weatherford and adding historical depreciation and amortization for both EVI and Weatherford Enterra.
(3)  Excludes all extraordinary items.
(4)  Excludes merger costs and other charges of $88,182 tax effected at 38%.
(5)  Excludes merger costs and other charges of $120,000, tax effected at 38%.

                              III. VALUATION OF TLC

                           A. COMPARABLE TRANSACTIONS

VALUATION OF TLC
________________________________________________________________________________
COMPARABLE TRANSACTIONS

(Dollars in thousands)

                                   VALUATION MULTIPLES                              IMPLIED UNLEVERED MARKET VALUE
            TLC LTM       -----------------------------------------
------------------------------------------------------
          STATISTIC/(1)/   HIGH       LOW       MEAN       MEDIAN        HIGH         LOW            MEAN
MEDIAN
          --------------  -------   -------   --------   ----------   -----------  ----------     -----------
-----------

REVENUES   $  90,179.2       2.4X        1.7X      2.0X        1.9X   $ 215,284.0  $149,768.5     $ 177,495.9
$ 167.435.4

EBIT           7,074.2      17.1        11.0      13.2        11.4      121,170.4    78,007.7
93,366.9       80,922.8

EBITDA        13,468.5       9.9         6.8       8.1         7.7      133,188.5    91,585.9
109,591.3      103,999.4
                                                                      -----------  ----------     -----------
-----------
                                                       Mean:          $ 156,547.6  $106,454.0     $ 126,818.1
$ 117,452.5
                                                                      -----------  ----------     -----------
-----------

_______________
(1)  Source: CST management

VALUATION OF TLC
________________________________________________________________________________
COMPARABLE TRANSACTIONS - IMPLIED VALUATION


                                GRAPHICS OMITTED

Chart depicting Comparable Transactions - Implied Valuation

VALUATION OF TLC
________________________________________________________________________________
COMPARABLE TRANSACTIONS - IMPLIED VALUATION


                                GRAPHICS OMITTED

Chart depicting Comparable Transactions - Implied valuation (All of the implied transaction prices were decreased by the amount that the Morgan Stanley REIT Index decreased for the effective dates of the Comparable Transactions to 10/8/98)

                           C. ALTERNATIVE TRANSACTION

ALTERNATIVE TRANSACTION
________________________________________________________________________________
TAX LIABILITY COMPARISON
(Dollars in thousands except per share data)

An alternative to the proposed Transaction is the outright sale by CST of its position in Weatherford Common Stock for cash. While this alternative is recognized as a method in which CST shareholders would be able to monetize the current value of their ownership in Weatherford, significant capital gains taxes would be incurred at the CST corporate level and significant ordinary income tax would be incurred at the shareholder level.

In the proposed Transaction, the corporate tax liability would be eliminated, and the tax at the shareholder level would be deferred until the individual shareholder liquidated his holding in Weatherford.

                                  CURRENT CAPITAL GAINS TAX LIABILITY COMPARISON:
                                                                 Alternative          Alternative
Proposed
                                                                 Transaction          Transaction
Transaction
                                                                 ------------         -----------
-----------
Current Shares Owned By CST                                         3,897                3,897
3,897
Current Price/Share of Weatherford                               x$14.00/(1)/         x$18.75/(2)/
x$18.75
                                                                 ------------         -----------
-----------
  Current Market Value of Weatherford Investment                  $54,564              $73,077
$73,077

Total CST Tax Basis in Weatherford Investment/(3)/                $18,973              $18,973
$18,973
                                                                 ------------         -----------
-----------

Weatherford Shares Liquidated (Yes/No)                                Yes                  Yes
No
Current Taxable Gain to CST                                       $35,592              $54,105
$0
% Assumed Capital Gains Tax Rate                                   x38.5%               x38.5%
x38.5%
                                                                 ------------         -----------
-----------
Current Corporate Capital Gains Tax Liability                     $13,703              $20,830
$0

_______________
(1)  Represents the lowest stock price at which the  Transaction may close.
(2)  As of 10/7/97.
(3)  Source: CST management.

                     D. TRANSACTION CONSIDERATION ANALYSIS

VALUATION OF TLC
________________________________________________________________________________
TRANSACTION CONSIDERATION ANALYSIS
(Dollars in thousands, except per share data)


TOTAL CONSIDERATION PER CST SHARE:                                      MANDATORY PURCHASE ONLY
CONTINGENT PURCHASE
------------------------------------------------------------------ ---------------------------------
---------------------------
Value of Weatherford Shares Held by CST:                                          $14.19
$14.19
Value of Cash                                                                      $4.09
$3.12
Value of $10 Million Mandatory Purchase (assuming no                               $1.94
$1.94
change in 10/7/98 market value)
Value of $5 million Contingent Purchase (assuming no                                   -
$0.97
change in 10/7/98 market value)
                                                                   ---------------------------------
---------------------------
TOTAL Value/Share                                                                 $20.22
$20.22
% PREMIUM TO CST MARKET VALUE                                                      12.3%
12.3%

------------------------------------------------------------------ ---------------------------------
---------------------------
CURRENT CST SHARE PRICE/(1)/                                                      $18.00
$18.00
------------------------------------------------------------------ ---------------------------------
---------------------------


                                                                          VALUE OF CONSIDERATION      VALUE OF
CONSIDERATION
                                                                             RECEIVED PER CST            RECEIVED
PER CST
                                                                                  SHARE
SHARE
                                                                   ---------------------------------
---------------------------
I.  STOCK CONSIDERATION:
Weatherford Shares Held by CST                                                     3,897
3,897
CST Shares Outstanding:                                                            5,149
5,149
Weatherford Shares Received per CST Share:                                          0.76
0.76
Current Weatherford Share Price/(1)/                                             x$18.75
x$18.75
                                                                   ---------------------------------
---------------------------
                                                                                  $14.19
$14.19

II.  CASH CONSIDERATION:
Aggregate Cash Distribution/(2)/                                                 $21,042
$16,042
Cash Distribution per CST Share:                                                   $4.09
$3.12

_______________
(1)  Price as of 10/7/98.
(2) Aggregate Cash Distribution to CST shareholders at time of closing is net of taxes and anticipated expenses. See "Transaction Consideration Analysis," pg. 39. Actual cash receipt by CST shareholders is reduced in the event that the shareholder elects to purchase shares in C-2. See "Stock/Cash Election," pg. 10.

VALUATION OF TLC
________________________________________________________________________________
TRANSACTION CONSIDERATION ANALYSIS
(in thousands)


        CASH SOURCES & USES - TRANSACTION CASH FLOW TO CST SHAREHOLDERS

Cash Sources:

CST Cash and Accrued Interest (at 9/30/98)                       $5,882
Dividend from TLC                                                20,000
Intercompany Note Repayment                                       3,330
2/3 TLC Equity Purchase Proceeds                                 10,667
                                                                 ------
     TOTAL Cash Sources                                         $39,879
                                                                 ======

Cash Uses:

Taxes Due/(1)/                                                    5,702
Options Cash Out*                                                 1,693
Transaction Expenses/(2)/                                         1,302
CST Operating Cash Flow                                             140

Total Cash Cost Uses                                              8,837

     TOTAL Net Cash to CST Shareholders                         $31,042

Less:  Weatherford Share Purchase                               (10,000)
                                                                -------

     TOTAL Cash Distribution                                    $21,042

(1)  Net Tax Calculation:
-----------------------
     Tax cost/(benefit) of 6/30/98 results   $    452
     Tax on gain                                5,751
     Taxes paid year to date                     (501)
                                             --------
               Net Tax Due                      5,702



(2)  Assumed outstanding transaction expenses are as follow:
-----------------------------------------------------------
     Fairness Opinion/PSI               $    300
     Lease Termination Penalty               327
     Legal Expenses (est.)                   185
     Arthur Andersen Opinion (est.)           50
     Weatherford-Related Expense             158
     Solvency Opinion Expense                 31
     All Other Expense (est.)                251
                                        --------
                                        $  1,302
_______________
*  Contractual obligation based on employee contracts.

VALUATION OF TLC
________________________________________________________________________________
TRANSACTION CONSIDERATION ANALYSIS
(in thousands)

                ASSUMED TLC UNLEVERED PURCHASE PRICE CALCULATION


TLC LTM EBITDA                                    $    13,469

Equity Purchase Price of TLC (100%)               $    16,000

Net Debt on 6/30/98 Balance Sheet                      32,823
New Debt, net of Intercompany Note Repayment/(1)/      20,000
                                                       ------
                                                  $    52,823

Assumed Unlevered PP of TLC                       $    68,823
                                                       ======

Assumed Unlevered PP/EBITDA Multiple                     5.1x

_______________
(1) New debt assumed immediately prior to proposed Transaction, $20 million and $3 million of which will be used to pay CST shareholders a cash dividend and repay an intercompany note, respectively.

                      IV. HISTORICAL MARKET VALUE ANALYSIS

HISTORICAL MARKET VALUE ANALYSIS
________________________________________________________________________________
IMPLIED MARKET VALUE CONTRIBUTION OF WFT TO CST


                                GRAPHICS OMITTED


Chart depicting Implied Market Value Contribution of WFT to CST for period 10/8/97 to 10/7/98.

HISTORICAL MARKET VALUE ANALYSIS
________________________________________________________________________________
IMPLIED MARKET VALUE CONTRIBUTION OF WFT TO CST/(1)/


                                        Equity Market Value
                              -------------------------------------------
                                   Per Share        Total (thousands)
CST                                     $18.00            $92,688/(2)/
ATTRIBUTABLE TO WEATHERFORD
 INVESTMENT/(1)/                         14.19             73,077/(2)/
IMPLIED NON-WEATHERFORD
 MARKET VALUE                            $3.81            $19,611
                              =================     =====================
_______________
(1)  Based on a Weatherford stock price of $18.75, as of 10/7/98 market close.
(2)  Assumes diluted CST shares outstanding.

HISTORICAL MARKET VALUE ANALYSIS
________________________________________________________________________________
LTM STOCK APPRECIATION/(DEPRECIATION)


                                GRAPHICS OMITTED


Chart depicting Latest Twelve Months Appreciation/(Depreciation) for CST and WFT Share Price for period 10/8/97 to 10/7/98.

                              V. LIQUIDITY ANALYSIS

LIQUIDITY ANALYSIS
________________________________________________________________________________
LTM TRADING VOLUME
                                GRAPHICS OMITTED


Chart depicting Latest Twelve Months Trading Volume for CST and WFT Stock for period 10/8/97 to 10/7/98.

                                    APPENDIX

                           A. COMPARABLE TRANSACTIONS

APPENDIX
---------------------------------------------------------------------------------------------------------
COMPARABLE TRANSACTIONS/(1)/
(Dollars in thousands)

TARGET
                                                                                           SHARES OUT.
                                                                    DATE:     OFFER TERMS      UPP
                                                                  ANNOUNCED    ATTITUDE         PP
              ACQUIRER                 DESCRIPTION OF TARGET      EFFECTIVE     STATUS     PRICE/SHARE
-------------------------------------- ------------------------- ------------ ------------ -------------

Americold Corp./(2)/                   Provider of public          9/29/97       Cash               NA
                                       refrigerated warehouse     11/3/97     Friendly    $   564,508
   JV-Vornado Realty Trust,            space                                   Completed   $   111,000
   Crescent Real Estate Equities Co.                                                                NA
-------------------------------------- ------------------------- ------------ ------------ -------------
URS Logistics Inc./(2)/                Provider or refrigeration   9/29/97       Cash               NA
                                       and frozen goods                        Friendly    $   356,494
   JV-Vornado Realty Trust,            transportation services     11/3/97     Completed   $   178,000
   Crescent Real Estate Equities Co.                                                                NA
-------------------------------------- ------------------------- ------------ ------------ -------------
Christian Salvesen Inc./(3)/           Provider of refrigerated                  Cash               NA
                                       storage services            4/25/97     Friendly    $   122,400
   CS Integrated LLC                                               4/25/97     Completed   $   122,400
   (Security Capital Industrial Trust)                                                              NA
-------------------------------------- ------------------------- ------------ ------------ -------------

(table continued)

TARGET                                              LTM VALUATION MULTIPLES
                                        --------------------------------------------------
                                         REVENUE          EBIT              EBITDA
              ACQUIRER                   UPP/REV        UPP/EBIT          UPP/EBITDA
-------------------------------------- --------------- ---------------- ------------------
Americold Corp./(2)/                   $    304,039    $     49,349     $        73,107
                                                1.9 x          11.4 x               7.7 x
   JV-Vornado Realty Trust,
   Crescent Real Estate Equities Co.
-------------------------------------- --------------- ---------------- ------------------
URS Logistics Inc./(2)/                $    149,330    $     20,813     $        36,050
                                                2.4 x          17.1 x               9.9 x
   JV-Vornado Realty Trust,
   Crescent Real Estate Equities Co.
-------------------------------------- --------------- ---------------- ------------------
Christian Salvesen Inc./(3)/           $     73,700    $     11,100     $        18,000
                                                1.7 x          11.0 x               6.8 x
   CS Integrated LLC
  (Security Capital Industrial Trust)


LEGEND
         LTM  =  Latest Twelve Months
          PP  =  Purchase Price
         UPP  =  Unlevered Purchase Price
         TBV  =  Tangible Book Value
          NA  =  Not Applicable
          NM  =  Not Meaningful

SUMMARY STATISTICS

High                 2.4  x           17.1 x             9.9 x
Low                  1.7              11.0               6.8
Mean                 2.0              13.2               8.1
Median               1.9              11.4               7.7

_______________
(1) Financial data excludes the results of discontinued operations, extraordinary gains and one-time charges. Fully-diluted shares outstanding calculated using the treasury stock method.
(2) Debt figure included in UPP was calculated using financial statements found in the Vornado Realty Trust 8-K, dated September 22, 1997.
(3) Christian Salvesen annual revenues, EBIT, and EBITDA figures provided by CST management.

                             B. SHAREHOLDER PROFILE

APPENDIX
------------------------------------------------------------------------------------------------------
SHAREHOLDER PROFILE
(In thousands)
                                                         CST EXISTING OWNERSHIP        WEATHERFORD EXISTING
OWNERSHIP
                                                     --------------------------------
---------------------------------
                                                         SHARES        $ OWNERSHIP        SHARES         %
OWNERSHIP
                                                     ---------------- --------------- ----------------
----------------
INSTITUTIONAL HOLDERS/(1)/
         Dimensional Fund Advisors Inc.                     290             5.6%             -                -
         Vanguard Group, Inc.                                42             0.8%             -                -
         Barclays Bank PLC                                   37             0.7%             -                -
         Other Institutions                                  92             1.8%             -                -
                                                     ---------------- --------------- ----------------
----------------
CST TOTAL INSTITUTIONAL INVESTORS                           461             9.0%             -                -

CST INSIDERS/(2)/
         Sheldon B. Lubar                                   969            18.8%             -                -
         Albert O. Nicholas                                 311             6.0%             -                -
         Nicholas F. Brady                                  200             3.9%             -                -
         William T. Donovan                                 168             3.3%             -                -
         David J. Lubar                                     427             8.3%             -                -
         Gary R. Sarner                                      61             1.2%             -                -
         Other Lubar Family Members                       1,322            25.7%             -                -
         Other Directors and Officers                        45             0.9%             -                -
                                                     ---------------- --------------- ----------------
----------------
TOTAL CST DIRECTORS, OFFICERS AND INSIDERS                3,502            68.0%             -                -

OTHER SHAREHOLDERS                                        1,186            23.0%             -                -
                                                     ---------------- --------------- ----------------
----------------
TOTAL SHARES AND OPTIONS OUTSTANDING                      5,149           100.0%             -                -
                                                     ================ =============== ================
================

INSTITUTIONAL HOLDERS/(1)/
         FMR Corporation                                    -               -              4,772              4.8%
         Fund Asset Management                              -               -              4,415              4.5%
         Lehman Brothers Holdings Inc.                      -               -              3,599              3.6%
         Franklin Resources, Inc.                           -               -              2,897              2.9%
         Massachusetts Financial Services                   -               -              2,802              2.8%
         Travelers Group Inc.                               -               -              2,695              2.7%
         Sound Shore Management, Inc.                       -               -              2,169              2.2%
         AIM Management Group Inc.                          -               -              2,015              2.0%
         PaineWebber Group, Incorporated                    -               -              1,671              1.7%
         Other Institutions                                 -               -             40,992             41.6%
                                                     ---------------- --------------- ----------------
----------------
WEATHERFORD TOTAL INSTITUTIONAL INVESTORS                   -               -             68,027             69.0%

-----------------------------------------------------------------------------------------------------------------------
CST                                                         -               -              3,897              4.0%
-----------------------------------------------------------------------------------------------------------------------

WEATHERFORD INSIDERS/(3)/                                   -               -              5,632              5.7%
         William E. Macaulay                                -               -                830              0.8%
         Bernard J. Duroc-Danner                            -               -                200              0.2%
         Other Directors and Officers                       -               -              1,102              1.1%
                                                     ---------------- --------------- ----------------
----------------
TOTAL WEATHERFORD INSIDERS                                  -               -              7,765              7.9%

OTHER SHAREHOLDERS                                          -               -             22,863             23.2%
                                                     ---------------- --------------- ----------------
----------------
TOTAL SHARES AND OPTIONS OUTSTANDING                        -               -             89,656            100.0%
                                                     ================ =============== ================
================

(table continued)

                                                         PRO FORMA COMBINED EVI
                                                     --------------------------------
                                                         SHARES        % OWNERSHIP
                                                     ---------------- ---------------
INSTITUTIONAL HOLDERS/(1)/
         Dimensional Fund Advisors Inc.                     219              0.2%
         Vanguard Group, Inc.                                32              0.0%
         Barclays Bank PLC                                   28              0.0%
         Other Institutions                                  70              0.1%
                                                     ---------------- ---------------
CST TOTAL INSTITUTIONAL INVESTORS                           349              0.3%

CST INSIDERS/(2)/
         Sheldon B. Lubar                                   733              0.7%
         Albert O. Nicholas                                 235              0.2%
         Nicholas F. Brady                                  151              0.1%
         William T. Donovan                                 127              0.1%
         David J. Lubar                                     323              0.3%
         Gary R. Sarner                                      46              0.0%
         Other Lubar Family Members                       1,001
         Other Directors and Officers                        34              0.0%
                                                     ---------------- ---------------
TOTAL CST DIRECTORS, OFFICERS AND INSIDERS                2,651              1.6%

OTHER SHAREHOLDERS                                          898              0.9%
                                                     ---------------- ---------------
TOTAL SHARES AND OPTIONS OUTSTANDING                      3,897              3.8%
                                                     ================ ===============

INSTITUTIONAL HOLDERS/(1)/
         FMR Corporation                                  4,772              4.7%
         Fund Asset Management                            4,415              4.3%
         Lehman Brothers Holdings Inc.                    3,599              3.5%
         Franklin Resources, Inc.                         2,897              2.8%
         Massachusetts Financial Services                 2,802              2.7%
         Travelers Group Inc.                             2,695              2.6%
         Sound Shore Management, Inc.                     2,169              2.1%
         AIM Management Group Inc.                        2,015              2.0%
         PaineWebber Group, Incorporated                  1,671              1.6%
         Other Institutions                              40,992             40.0%
                                                     ---------------- ---------------
WEATHERFORD TOTAL INSTITUTIONAL INVESTORS                68,027             66.3%

---------------------------------------------------- ---------------- ---------------
CST                                                         -               -
---------------------------------------------------- ---------------- ---------------

WEATHERFORD INSIDERS/(3)/                                 5,632              5.5%
         William E. Macaulay                                830              0.8%
         Bernard J. Duroc-Danner                            200              0.2%
         Other Directors and Officers                     1,102              1.1%
                                                     ---------------- ---------------
TOTAL WEATHERFORD INSIDERS                                7,765              7.6%

OTHER SHAREHOLDERS                                       22,863             22.3%
                                                     ---------------- ---------------
TOTAL SHARES AND OPTIONS OUTSTANDING                    102,553            100.0%
                                                     ================ ===============

_______________
(1)      Institutional ownership from Vickers on October 7, 1998.
(2)      CST Insider ownership from Proxy Statement dated July 13, 1998.
(3)      Lubar family members include 3 of Sheldon Lubar's daughters.
(4)      EVI Insider ownership from Proxy Statement dated July 13, 1998.

                             C. PRICE/VOLUME GRAPHS

APPENDIX
________________________________________________________________________________
CST LTM PRICE/VOLUME GRAPH

                                [Graphic Omitted]

     Chart depicting CST LTM Price/Volume graph showing daily price for the period October 7, 1997 to October 6, 1998.

APPENDIX
________________________________________________________________________________
WEATHERFORD LTM PRICE/VOLUME GRAPH


                                [Graphic Omitted]


     Chart depicting Weatherford LTM Price/Volume graph showing daily prices for the period October 7, 1997 to October 6, 1998.